Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-258406 and No. 333-261591) on Form S-8 of our report dated March 22, 2023, with respect to the consolidated financial statements of Dole plc and the effectiveness of internal control over financial reporting of Dole plc and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ KPMG
Dublin, Ireland
March 22, 2023